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                                                                    EXHIBIT 23.1

             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Nos. 33-95290, 33-80067 and 33-97236) on Form S-8 of Pure Atria Corporation of our report dated January 21, 1997, except as to Note 2, which is as of February 3, 1997, relating to the consolidated balance sheets of Pure Atria Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders equity, and cash flows for each of the years in the three year period ended December 31, 1996, and the related schedule, which reports appear or are incorporated by reference in the December 31, 1996 annual report on Form 10-K of Pure Atria Corporation.

                                                  /s/ KPMG PEAT MARWICK LLP

San Jose, California

March 28, 1997